Exhibit 99.1

FOR IMMEDIATE RELEASE

PRESS RELEASE

KVH Industries Contact:	Pat Spratt, Chief Financial Officer
401-847-3327

Investor Relations Contact:	Amanda Tappen, Financial Dynamics
212-850-5600

KVH Industries Announces Results for the Third Quarter of 2004

•	Quarterly Revenue of $13.8 Million

•	Mobile Satellite Communications Revenue up 12%

MIDDLETOWN, RI – October 21, 2004 – KVH Industries, Inc., (Nasdaq: KVHI), a leading provider of mobile satellite communications products and defense-related navigation and guidance systems, today reported its results for the third quarter ended September 30, 2004. Revenue for the period was $13.8 million, up 2% from $13.5 million for the third quarter ended September 30, 2003. Net loss for the period was ($1.6) million, or ($0.11) per share. By comparison, KVH recorded a net loss of ($0.47) million, or ($0.04) per share for the same period last year.

For the nine months ended September 30, 2004, revenue increased 13% to $46.3 million from $41.0 million for the nine months ended September 30, 2003. KVH reported a net loss of ($6.4) million or ($0.46) per share for the 2004 period, versus a net profit of $0.2 million or $0.01 per basic and diluted share in the year ago period.

“We entered the third quarter with aggressive objectives for improvements in cost controls, asset management, and operational efficiency,” said Martin Kits van Heyningen, KVH’s president and chief executive officer. “Despite the only modest growth in revenue, the new measures we put in place to reduce our operating costs showed meaningful benefit. We met our goals on the bottom line and achieved or bettered our targets in several operational areas.”

The company’s mobile satellite communications revenue was up 12% in the third quarter of 2004 to $10.3 million compared to the same period in 2003, driven by solid growth in sales to the domestic and European marine markets. Year-to-date, mobile satellite communications revenue was up 40% compared to the first nine months of 2003.

Looking at the results for the satellite communications business, Mr. Kits van Heyningen said, “Our quarterly satellite sales growth was driven in large part by sales of our marine satellite products, which were up 19% year-over-year. However, we believe that the hurricanes that passed through Florida and the southeastern United States in August and September did have a negative impact on our overall satellite revenues for the quarter. Year-to-date, Florida alone has represented more than 25% of our North American marine product sales and approximately 10% of sales to the RV and automotive markets. We expect that the effects of these storms will extend into the fourth quarter as recovery efforts continue in the region.”

“Sales of land-based satellite communications products for the quarter increased 3% compared to the same period in 2003. Year-to-date, land-based sales are up 34% compared to the first nine months of 2003. Sales to the RV industry have been dampened somewhat during the past two quarters as one of our largest customers continues its significant company-wide reduction of inventory on hand for all of its retail products. However, sell-through of its TracVision inventory has exceeded last year’s levels, indicative of continued strong consumer demand. Within the automotive marketplace, we have seen a continuation of encouraging trends for sales of the TracVision A5 satellite TV system. Dealer feedback and an increasing sales trend indicate that the price reduction that took effect in July and the expanded advertising campaign have been beneficial. On another market development front, we have had discussions with 12 of the major automotive OEMs regarding the TracVision A5 and our future plans for an in-roof version of the antenna system. Our near-term objective is for the TracVision A5 to be offered as a dealer-installed option and, in the longer term, for a variant of the A5 to become a factory-installed option.”

Defense revenue, which includes the company’s tactical navigation and fiber optic product lines, was approximately $3.0 million for the third quarter, a 20% decline from the third quarter of 2003 but a 60% sequential increase over the second quarter of 2004. Year to date, defense revenue was down 35% compared to the first nine months of 2003, which included sales that supported the ramp up for the war in Iraq.

“We are making good progress rebuilding the backlog base for our defense business,” Mr. Kits van Heyningen remarked. “We received a number of new orders for both our TACNAV military navigation products and our fiber optic gyro systems from the U.S. military, defense contractors, and allies overseas. In addition, new engineering contracts are enabling us to reduce our net R&D expenses while continuing to invest in new technology. Taken together, these new product contracts and engineering awards are evidence of continued long-term demand for our defense products and a growing base for future sales.”

With regard to the company’s financial results, Pat Spratt, KVH’s chief financial officer, said, “Improved asset management, tighter cost controls, and overall operational enhancements all played a part in the improvement of our results compared to the second quarter of 2004. These improvements included a $0.6 million sequential reduction in operating expenses, a $2.5 million sequential reduction in inventory, and a $1.5 million sequential decrease in accounts receivable. Our product mix included a greater percentage of defense products, which contributed to an improvement in gross margin on a sequential basis.”

Commenting on the company’s expectations for the remainder of the year, Mr. Spratt said, “Looking ahead to the fourth quarter, we anticipate a sequential increase in revenue though on a year-over-year basis, the expected percentage increase will be at best in the low single digits. Our expectations for the fourth quarter are tempered by the lingering effects of the recent storms in the southeast. We also continue to forecast only for sales in the military navigation business that are supported by in-hand orders that have fourth quarter delivery dates. Although the new bookings for defense during the third quarter were very positive, the majority of these bookings are for 2005 delivery. Gross margin should improve modestly on a sequential basis. We will continue to invest aggressively to expand the market awareness for the TracVision A5, but we will also tightly control other operating expenses.”

“We’re committed to restoring the company to profitability and continuing our growth,” Mr. Kits van Heyningen concluded. “During the third quarter, we saw good trends in key business areas, our operational model improved, and we increased our backlog of orders for defense products. We are continuing to build a strong foundation for more consistent performance in the coming quarters. I believe that we’re on the right path and that our long-term strategy is sound.”

Recent Highlights:

•	October 20, 2004 – KVH announced that it had been awarded three new contracts for its fiber optic gyros with a total value of approximately $1 million. The KVH FOGs purchased through these orders will be used in gun turret, missile platform, and military mobile satellite antenna stabilization applications.

•	October 19, 2004 – KVH announced that the TracVision A5 had been selected as one of the finalists in the 2005 Automotive News PACE Award Competition. Recognizing superior innovation, technological advancement and business performance, the Automotive News PACE Award is open to suppliers that contribute products, processes, materials or services directly to the manufacture of cars or trucks.

•	September 24, 2004 – Three current U.S. defense customers awarded new engineering contracts valued in total at more than $1 million to KVH. The contracts support engineering efforts for the company’s ActiveFiber technology as well as enhancements to KVH’s existing TACNAV M100 GMENS military vehicle navigation system and the company’s fiber optic gyro (FOG)-based inertial measurement unit technology.

•	August 23, 2004 – KVH introduced the new DSP-4000 series FOGs. Based on KVH’s patented Digital Signal Processing (DSP) technology and designed to demanding military standards, the DSP-4000 series is available in both single- and dual-axis configurations specifically designed to provide the military with a high-performance, low-cost successor to mechanical gyros.

•	August 18, 2004 – KVH received four new defense-related orders for the company’s TACNAV tactical navigation systems and its fiber optic products from U.S. and allied militaries. Together, these orders were valued at more than $1.25 million.

•	July 30, 2004 – KVH announced that it had been awarded U.S. Design Patent #D493,164, “Mobile Antenna,” for the design of its low-profile TracVision A5 satellite TV antenna for automobiles and other passenger vehicles.

KVH is webcasting its third quarter conference call live at 10:30 a.m. Eastern Time today through the company’s web site. The conference call can be accessed at http://www.kvh.com/InvRelations. The audio archive also will be available on the company web site within three hours of the completion of the call.

KVH Industries, Inc., designs and manufactures products that enable mobile communication, navigation, and precision pointing through the use of its proprietary mobile satellite antenna and fiber optic technologies. The company is developing next-generation systems with greater precision, durability, and versatility for communications, navigation, and industrial applications. An ISO 9001-certified company, KVH has headquarters in Middletown, Rhode Island, with a fiber optic and military navigation product manufacturing facility in Tinley Park, Illinois, and a European sales, marketing, and support office in Kokkedal, Denmark.

KVH INDUSTRIES, INC. AND SUBSIDIARY

SELECTED FINANCIAL INFORMATION

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts, unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Net sales	$13,762	$13,515	$46,291	$41,018
TracVision A5 inventory and firm purchase commitment revaluation charge	—	—	2,413	—
Cost of goods sold	9,072	7,712	30,044	22,681

Gross profit	4,690	5,803	13,834	18,337

Operating expenses:
Research and development	1,356	2,140	4,975	6,566
Sales and marketing	3,957	2,918	11,620	8,150
General and administrative	1,222	1,388	3,849	3,467

Operating income (loss)	(1,845)	(643)	(6,610)	154
Other income (expense), net	184	(58)	267	(183)
Income tax benefit (expense)	64	235	(74)	184

Net income (loss)	$(1,597)	$(466)	$(6,417)	$155

Net income (loss) per common share
Basic	$(0.11)	$(0.04)	$(0.46)	$0.01

Diluted	$(0.11)	$(0.04)	$(0.46)	$0.01

Weighted average common shares outstanding
Basic	14,454	11,488	13,983	11,352

Diluted	14,454	11,488	13,983	11,846

KVH INDUSTRIES, INC. AND SUBSIDIARY

SELECTED FINANCIAL INFORMATION

CONSOLIDATED CONDENSED BALANCE SHEETS

(in thousands, unaudited)

	September 30, 2004	December 31, 2003
ASSETS
Cash, cash equivalents and marketable securities	$46,933	$2,849
Accounts receivable, net	7,835	11,353
Inventories, net	8,479	6,298
Property and equipment, net	8,407	8,723
Deferred income taxes	2,815	2,888
All other assets	1,467	1,960

Total assets	$75,936	$34,071

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued expenses	$6,060	$6,124
Debt obligations	2,535	2,614
Stockholders’ equity	67,341	25,333

Total liabilities and stockholders’ equity	$75,936	$34,071

This press release contains forward-looking statements that involve risks and uncertainties. For example, these forward-looking statements include statements regarding the company’s financial and product development goals for 2004, anticipated improvements in profitability, anticipated orders for our satellite communication and military products, anticipated improvements in our product margins, our competitive position, and revenue growth. The actual results realized by the company could differ materially from the statements made herein. Factors that might cause such differences include, but are not limited to: the unpredictability of the new and emerging market for mobile satellite communications products in automobiles; the uncertainty of customer demand in that market including the uncertain response to our recent price reduction; anticipated increases in competition against the TracVision A5 and our other products; potential difficulties in achieving additional significant cost reductions for the TracVision A5; the unpredictability of purchasing schedules and priorities of the relatively small number of customers for our defense products; the significant financial impact of delays in the placement of orders for our defense products; reductions in our overall gross margins associated with a general shift in product mix toward our mobile satellite communications products; weather conditions that could disrupt regional sales efforts; our dependence on single production lines for our products; our dependence on sole or limited source suppliers; the need to maintain and expand our distribution network; our dependence on third-party satellite networks for programming and satellite services; the potential failure to develop and market new products successfully; challenges in managing anticipated growth; unforeseen changes in competing technologies and products; worldwide economic variances; poor or delayed research and development results; our dependence on our key executive officers and employees; currency fluctuations, export restrictions and other international risks; potential product liability claims; changing accounting principles; the difficulty in protecting our proprietary technology; potential claims of intellectual property infringement; the potential need for additional financing; and expenses associated with new corporate governance requirements. These and other factors are discussed in more detail in the company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 6, 2004. Copies are available through the company’s Investor Relations department and web site, www.kvh.com. KVH assumes no obligation to update its forward-looking statements to reflect new information and developments.

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